Exhibit 5.1

Daniel I. Goldberg

+1 212 479 6722

dgoldberg@cooley.com

June 30, 2016

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

You have requested our opinion, as counsel to Oncobiologics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for the offer and resale of the following securities held by the selling stockholder identified in the Prospectus: (i) 833,332 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company (the “Shares”), (ii) 416,666 Series A Warrants, each to purchase one share of Common Stock (the “Series A Warrants”), (iii) 416,666 Series B Warrants, each to purchase one share of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) and (iv) up to 416,666 shares of Common Stock issuable upon exercise of 416,666 Series A Warrants (the “Series A Warrant Shares”), and 416,666 shares of Common Stock issuable upon exercise of 416,666 Series B Warrants (the “Series B Warrant Shares” and together with the Series A Warrant Shares, the “Warrant Shares”). The Warrants have been issued pursuant to a Warrant Agreement between the Company and American Stock Trust & Transfer Company, LLC, as warrant agent, dated as of May 18, 2016 (the “Warrant Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Warrant Agreement, including the forms of the Warrants attached thereto and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. With regard to our opinion as to the Warrant Shares, (i) we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock, and (ii) we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.

Our opinion is expressed only with respect to the law of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Cooley LLP   1114 Avenue of the Americas   New York, NY 10036
t: (212) 479-6000   f: (212) 479-6275  cooley.com

June 30, 2016

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Shares have been validly issued and are fully paid and nonassessable, (ii) the Warrants constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to equitable principles of general applicability; and (iii) the Warrant Shares, when issued and sold by the Company in accordance with the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Daniel I. Goldberg
Daniel I. Goldberg

Cooley LLP   1114 Avenue of the Americas   New York, NY 10036
t: (212) 479-6000   f: (212) 479-6275  cooley.com